2016/8/11	Gulf Resources Reports Second Quarter 2016 Financial Results

Gulf Resources Reports Second Quarter 2016 Financial Results

SHOUGUANG, China, Aug. 10, 2016 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the second quarter ended June 30, 2016.

For the three months ended June 30, 2016:

•	lncome from operations increased 19%
•	Net income increased 22%
•	Basic and Diluted Earnings Per Share increased 26% and 22% respectively.
•	Cash of $146,273,240 ($3.16 per share*)
•	Net net cash equaled $131,273,707 ($2.84 per share*)
•	Working capital was $202,785,091 ($4.38 per share*)
•	Shareholders equity totaled $349,919,946 ($7.56 per share*)

For the six months ended June 30, 2016

•	Net Revenues decreased 3%
•	Gross Profit increased 10%
•	Net lncome increased 22%
•	Basic and Diluted Earnings per share increased 19%and 17% respectively.

Second Quarter Results

•	Net Revenues declined 4% to $47.6 million from $49.4 million.
•	Cost of Revenue decreased by 10% to $29.2 million from $32.3 million.
•	Gross Profit increased 8% to $18.4 million from $17.1 million.
•	Selling, marketing, R&D, and General and Administrative expenses declined 55% to $1.2 million from $2.6 million.
•	lncome from Operations increased 19% to $17.3 million from $14.6 million.
•	Net lncome increased 22% to $13.2 million from 10.8 million.
•	Basic and diluted earnings per share increased 26% and 22% respectively.

For the second quarter, revenues declined by 4% to $47.6 million compared to the same period in 2015. Cost of revenue declined by 10% to $29.2 million. Gross profit increased 8% to $18.4 million. Expenses declined 55% to $1.2 million. Net income increased 22% to $13.2 million. Basic and diluted earnings per share increased to $0.29 and $0.28 from $0.23, a growth of 26% and 22% respectively.

The company management stated, "Given the weakness in the Chinese economy, we are very pleased to have recorded a 19% increase in income from operations, a 22% increase in net income, and a 26% increase in primary earnings per share. These results demonstrate our team's ability to successfully manage our business during difficult times."

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Segment Results

Bromine Segment

For the three months ended June 30, 2016, Revenue in the bromine segment increased 22% to $18.5 million from $15.1 million compared to the same period in 2015. Sales volume decreased 3% to 4,613 tonnes from 4,751 tonnes. The decrease in sales volume was caused by the general weakness in the Chinese economy. The average selling price increased 26% to $4,006 per tonne from $3,177 per tonne. Gross profit increased 67% to $9,153,346 from $5,479,178. Gross profit margins were 50% compared to $36% in the previous year. lncome from operations increased 82% to $8,199,652 from $4,505,928. lncome from operations after taxes increased 80% to $6,389,400 from $3,554,032.

The company management stated, "The Company is very pleased by the results in our bromine segment, especially the strengthening of pricing in the bromine market. When the economy in China finally recovers, we should be in an excellent position to significantly increase both sales and profits in bromine."

Crude salt segment

For the three months ended June 30, 2016, Revenue in the crude salt segment declined 21% to $2.3 million compared to the same period in 2015. Volume declined by 11%. The average selling price decreased 11%. The declines in volume and pricing in crude salt reflect the overall weakness in the Chinese economy. Gross profit margins were 6% compared to 7% for the same period in 2015. The loss from operations was $10,099 compared to a loss of $4,027 compared to the same period in 2015.

Chemical Segment

For the three months ended June 30, 2016, Revenues in chemical products decreased 14% to $26.8 million from $31.3 million compared to the same period in 2015. This decrease was primarily attributable to the decreased sales volume of all our chemical products. Net revenue from oil and gas exploration chemicals decreased 20% to $6,087,314. Net revenue from paper manufacturing additives decreased 20% to $1,056,309. Net revenue from pesticides manufacturing additives decreased 20% from $4,300,074 to $3,422,250. Net revenue from pharmaceutical intermediates decreased 12% to $11,778,466. Net revenue from by-products decreased 4% to $4,470,135.

While volume declined in all chemical product lines, the average selling price increased for pesticides manufacturing additives, pharmaceutical intermediaries, and by-products.

Gross profit margins for were 34% compared to 36% for the same period in 2015. This 2% decrease was primarily attributable to the increase in factory overhead per unit produced due to lower volume of production partially offset by better pricing.

Income from operations decreased 21% to $8.5 million.

The company management stated, "Our chemical business continues to be impacted by the slowdown in the Chinese economy. Many of our customers are operating with much lower levels of inventory because of the impact of economic tightening. We expect this to stabilize in the near future.

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The government may continue to enact stricter environmental regulations. We believe this may force some of our smaller and less well financed competitors to close some of their facilities. If this occurs, we should benefit.

In addition, we are looking for various strategies for reducing our cost structure in the chemical segment. We believe these strategies may be a significant benefit on future earnings.

Six Months Results

Net revenue. Net revenue for six-month period ended June 30, 2016 decreased 3% to $82,096,217 from $84,260,899.

The increase in net revenue from our bromine segment was mainly due to the increase in the selling price of bromine. The selling price of bromine increased from $3,102 per tonne for the six-month period ended June 30, 2015 to $3,936 per tonne for the same period in 2016, an increase of 27%.

The decrease in net revenue from our crude salt segment was due to the decrease in both the sales volume and selling price of crude salt. The sales volume of crude salt decreased by 9% from 153,202 tonnes for the six-month period ended June 30, 2015 to 139,577 tonnes for the same period in 2016. The average selling price of crude salt decreased from $31.81 per tonne for the six- month period ended June 30, 2015 to $29.18 per tonne for the same period in 2016, a decrease of 8%.

Net revenue from our chemical products segment decreased from $53,261,716 for the six-month period ended June 30, 2015 to $46,373,788 for the same period in 2016, a decrease of approximately 13%. This decrease was primarily attributable to the decreased sales volume of all our chemical products except by products.

Cost of Net Revenue. Cost of net revenue reflects mainly the raw materials consumed and the direct salaries and benefits of staff engaged in the production process, electricity, depreciation and amortization of manufacturing plant and machinery and other manufacturing costs. Our cost of net revenue was $53,076,901 for the six-month period ended June 30, 2016, a decrease of $4,684,077 (or 8%) as compared to the same period in 2015. This decrease was primarily attributable to the decrease volume of products sold due to the macro-economic tightening policy imposed by the PRC government, which has affected our customers' industries.

Gross Profit. Gross profit was $29,019,316, or 35%, of net revenue for six-month period ended June 30, 2016 compared to $26,499,921, or 31%, of net revenue for the same period in 2015.The increase in gross profit percentage was primarily attributable to an increase in the margin percentage of bromine.

Income from Operations. Income from operations was $25,997,440 for the six-month period ended June 30, 2016 (or 32% of net revenue), an increase of $4,325,400, or approximately 20%, over income from operations for the same period in 2015. This increase was primarily attributable to the increased bromine price and the decrease general and administrative expense incurred for the six- month period ended June 30, 2016 compared with the same period in 2015.

Net Income.  Net income was $19,663,983 for the six-month period ended June 30, 2016, an increase of $3,573,452 (or approximately 22%) compared to the same period in 2015. This significant increase was primarily attributable to the increased bromine price and the decrease general and administrative expense incurred for the six-month period ended June 30, 2016 compared with the same period in 2015.

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Earnings Per Share. Basic and Diluted Earnings per share increased 19% and 17% respectively.

Cash Flow

In the first 6 months of 2016, we generated $17.5 million in cash flow from operations. We invested 1.5 million in prepaid land leases and property, plant, equipment, roads and related infrastructure.

In the first 6 months of 2016, our receivables increased by 43% to $71,335,678 compared to those as of December 31, 2015, impacting our cash flow. However, Approximately 49% of the balances of accounts receivable as of June 30, 2016 aged more than 90 days were settled in July 2016.

The company management stated, "We continue to generate strong free cash flow"

Balance Sheet

We ended the quarter with $146,273,240 in cash. This equates to $3.16* per share. Net net cash, (cash minus all current liabilities) was $131,273,707, $2.84* per share.

Working capital was $202,785,091 or $4.38* per share.

As noted, receivables increased 47% to $71,335,678 million. Given the financial slowdown and the lack of liquidity in the system, we gave our customers more attractive terms. However, we are confident in the quality of our receivables and approximately 49% of the balances of accounts receivable as of June 30, 2016 aged more than 90 days were settled in July 2016.

Shareholders equity totaled $349,919,946 or $7.56* per share.

The company management stated, "We are extremely proud of our balance sheet. We have a substantial amount of cash which will allow us to fully develop our natural gas project, make acquisitions, and enhance shareholder value."

Natural Gas Project

During the quarter, we made substantial progress on our natural gas project. We have signed the agreement to the equipment needed for drilling and converting the natural gas,, Constructed the roads and related infrastructure needed to begin operations in the remote and mountainous region of Daying county and continued to work with the government of Daying Province.

The company management stated, "We believe we will begin production on the first well in October or November. Based on the developments we are seeing with Sinopec and other companies, we are even more enthused about the opportunities before us in Sichuan.

We know investors look at our large amount of cash and ask why we cannot pay a dividend or buy back large amounts of stock. The answer is very simple. We want to prove to the government of Daying Province that we are the right partners. We want to keep other companies, including the large state-owned energy companies out of this area.

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We do not know the full potential of natural gas and brine resources in Sichuan. However, we do know there are very ample reserves of natural gas and bromine concentrations seven times as high as that in Shandong.

If everything work as well as we hope, we could see our company earning $3.00-$5.00 a share in the next 5 years. If this happened, we could attract institutional investors and analysts from investment banks. We may also spin-off our natural gas resources into a separate company in China or sell out to a major state-owned energy company.

If everything does not work as well as we hope, we will consider to use the cash on our balance sheet to enhance shareholder value through dividends or buy-backs.

We have an expression in Chinese, "tong chuan tong meng." It means two people sleeping in the same bed dreaming the same dream. We want investors to dream the same dream we are dreaming. Our dream is to spend the next years seeing if  we can have a stock that would sell at $30 a share or more. If our dream does not work, we will take other actions to make sure the shares of Gulf Resources become significantly less undervalued."

(*All per share calculations have not been audited and have been calculated using the end of the quarter share count of 46,285,202 as shown on the balance sheet in the 10-Q)

Conference Call

The Company will host a conference call on Thursday, August 11, 201 6 at 08:00 Eastern Time to discuss its financial results for the Second Quarter 2016 ended June 30, 2016.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial + I (706) 643-1 666. The conference participant pass code is 62430254.

The webcasting is also available then, just simply click on the link below http://www.gulfresourcesinc.codewnts.html
A replay of the conference call will be available two hours after the call's completion during 08/11/2016 11:00 EDT – 09/11/2016 23:59 EDT. To access the replay, call + 1 (855) 859-2056. International callers should call + 1 (404) 537-3406. The conference ID is 62430254.

About Gulf Resources, Inc.
Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited ("SCRC) and Daying County Haoyuan Chemical Company Limited ("DCHC). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

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Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward- looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in U.S. dollars)
(UNAUDITED)

	Three-Month Period Ended June		Six-Month Period Ended June
	30,		30,
	2016	2015	2016	2015

NET REVENUE
Net revenue	$47,600,767	$49,350,070	$82,096,217	$84,260,899

OPERATING INCOME (EXPENSES)
Cost of net revenue	(29,195,255)	(32,280,120)	(53,076,901)	(57,760,978)
Sales, marketing and other operating
expenses	(104,369)	(120,746)	(186,270)	(202,176)
Research and development cost	(70,378)	(63,470)	(130,215)	(111,705)
Exploration cost	-	-	-	(325,840)
General and administrative expenses	(1,009,882)	(2,434,246)	(2,925,912)	(4,415,363)
Other operating income	110,239	109,901	220,521	227,203
	(30,269,645)	(34,788,681)	(56,098,777)	(62,588,859)

INCOME FROM OPERATIONS	17,331,122	14,561,389	25,997,440	21,672,040

OTHER INCOME (EXPENSE)
lnterest expense	(46,009)	(51,013)	(92,138)	(101,866)
lnterest income	122,328	108,182	236,774	235,143
INCOME BEFORE TAXES	17,407,441	14,618,558	26,142,076	21,805,317

INCOME TAXES	(4,210,422)	(3,843,298)	(6,478,093)	(5,714,786)
NET INCOME	$13,197,019	$10,775,260	$19,663,983	$16,090,531

COMPREHENSIVE INCOME:
NET INCOME	$13,197,019	$10,775,260	$19,663,983	$16,090,531
OTHER COMPREHENSIVE INCOME (LOSS)
- Foreign currency translation adjustments	(9,760,773)	1,475,380	(7,867,712)	365,032
COMPREHENSIVE INCOME	$3,436,246	$12,250,640	$11,796,271	$16,455,563

EARNINGS PER SHARE:
BASIC	$0.29	$0.23	$0.43	$0.36
DILUTED	$0.28	$0.23	$0.42	$0.36

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	46,008,102	45,928,234	46,007,611	44,313,537
DILUTED	46,631,091	47,143,073	46,685,709	45,319,208

See accompanying notes to the condensed consolidated financial statements.

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GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)

		December 31,
	June 30, 2016	2015
	Unaudited	Audited
Current Assets
Cash	$146,273,240	$133,606,392
Accounts receivable	71,335,678	49,980,358
Inventories, net	6,707,960	7,180,800
Prepayments and deposits	405,545	-
Prepaid land leases	527,574	49,833
Other receivable	559	599
Deferred tax assets	-	3,173
Total Current Assets	225,250,556	190,821,115
Non-Current Assets
Property, plant and equipment, net	112,549,109	127,871,323
Property, plant and equipment under capital leases, net	743,888	927,218
Prepaid land leases, net of current portion	4,966,172	5,197,216
Deferred tax assets	2,321,098	2,367,180
Goodwill	28,944,958	29,559,174
Total non-current assets	149,525,225	165,922,111
Total Assets	$374,775,781	356,743,226

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	$14,999,533	$9,929,700
Retention payable	17,237	1,135,956
Capital lease obligation, current portion	112,434	196,778
Taxes payable	7,336,261	4,814,003
Total Current Liabilities	22,465,465	16,076,437
Non-Current Liabilities
Capital lease obligation, net of current portion	2,390,370	2,555,914
Total Liabilities	$24,855,835	$18,632,351

Stockholders' Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized as of June
30, 2016 and December 31, 2015; 46,285,202 and 46,276,269 shares issued;
and 46,016,053 and 46,007,120 shares outstanding as of June 30, 2016 and
December 31, 2015, respectively	$23,143	$23,139
Treasury stock; 269,149 and 269,149 shares as of June 30, 2016 and December
31, 2015 at cost	(599,441)	(599,441)
Additional paid-in capital	94,136,861	94,124,065
Retained earnings unappropriated	233,473,154	215,286,395
Retained earnings appropriated	21,817,660	20,340,436
Accumulated other comprehensive income	1,068,569	8,936,281
Total Stockholders' Equity	349,919,946	338,110,875
Total Liabilities and Stockholders' Equity	$374,775,781	$356,743,226

See accompanying notes to the condensed consolidated financial statements.

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GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)

	Six-Month Period Ended June
	30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,663,983	$16,090,531
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	91,764	101,460
Amortization of prepaid land leases	255,261	254,087
Depreciation and amortization	13,514,292	14,906,669
Exchange (gain) loss on inter-company balances	(548,734)	24,292
Stock-based compensation expense	12,800	343,800
Deferred tax asset	-	(81,460)
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	(22,737,450)	(13,943,594)
lnventories	328,685	268,683
Prepayments and deposits	(14,094)	67,150
Other receivables	-	37,713
Accounts payable and accrued expenses	5,353,742	4,172,413
Retention payable	(1,112,087)	(281,241)
Taxes payable	2,662,606	2,568,444
Net cash provided by operating activities	17,470,768	24,528,947

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land leases	(616,512)	(632,139)
Purchase of property, plant and equipment	(870,875)	-
Consideration paid for business acquisition	-	(66,305,606)
Cash acquired from acquisition	-	14,074,720
Net cash used in investing activities	(1,487,387)	(52,863,025)

CASH FLOWS USED IN FINANCING ACTIVITIES
Repayment of capital lease obligation	(287,387)	(306,683)
Repurchase of common stock	-	(37,713)
Net cash used in financing activities	(287,387)	(344,396)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH	(3,029,146)	120,721
EQUIVALENTS	12,666,848	(28,557,753)
NET (DECREASE)IINCREASE IN CASH AND CASH EQUIVALENTS	133,606,392	146,585,601
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	$146,273,240	$118,027,848
CASH AND CASH EQUIVALENTS - END OF PERIOD

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$4,586,259	$3,766,955
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES
lssuance of common stock upon cashless exercise of options	$4	$49
lssuance of common stock for acquisition of business	$-	$13,373,140

See accompanying notes to the condensed consolidated financial statements.

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CONTACT: Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrongavip. 163. com